As filed with the Securities and Exchange Commission on February 7, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Taronis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-0250418
State or other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

11885 44th Street North

Clearwater, Florida 33762

(727) 934-3448

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander R. McLean, Esq.	Eric W. Blanchard
Harter Secrest & Emery LLP	Covington & Burling LLP
1600 Bausch & Lomb Place	The New York Times Building
Rochester, NY 14604-2711	620 Eighth Avenue
Telephone: (585) 231-1248	New York, New York 10018
Facsimile (585) 232-2152	Telephone: (212) 841-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-207928

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ] Accelerated filer [  ] Non-accelerated filer [X] Smaller reporting company [X]

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.001 per share	–	–	–
Warrants	–	–	–
Total	$4,347,364	$4,347,364	$527

(1)	The Registrant previously registered common stock, preferred stock, warrants, rights and units with an aggregate offering price not to exceed $50,000,000 on a Registration Statement on Form S-3 (File No. 333-207928), as amended, which was declared effective on June 15, 2016 (the “Prior Registration Statement”). In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares of the Registrant’s common stock and warrants having a proposed maximum aggregate offering price not to exceed $4,347,364 is hereby being registered hereunder, representing no more than 20% of the maximum aggregate offering price of unsold securities under the Prior Registration Statement. The proposed maximum offering price will be determined by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. In addition, pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act. Represents the registration fee only for the additional amount of securities of the Registrant being registered hereby.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement on Form S-3 is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, by Taronis Technologies, Inc. (the “Registrant”).

This Registration Statement relates to the Registration Statement on Form S-3 (File No. 333-207928) (the “Prior Registration Statement”), which was declared effective by the Commission on June 15, 2016, and is being filed for the purpose of registering additional securities in amounts that do not exceed 20% of the maximum aggregate offering price of securities remaining available for issuance under the Prior Registration Statement. The Registrant hereby incorporates by reference into this Registration Statement on Form S-3 in its entirety the Prior Registration Statement, including each of the documents filed by the Registrant and incorporated or deemed to be incorporated by reference therein and all exhibits thereto.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion of Covington & Burling LLP

23.1	Consent of Covington & Burling LLP (contained in Exhibit 5.1)

23.2	Consent of Marcum LLP

24.1	Power of Attorney (incorporated by reference to the signature page of the Registration Statement on Form S-3 of Taronis Technologies, Inc. (Registration No. 333-207928), initially filed with the Securities and Exchange Commission on November 10, 2015)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clearwater, State of Florida, on the 7th day of February, 2019.

TARONIS TECHNOLOGIES, INC.

By:	/s/Scott Mahoney
Scott Mahoney
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Timothy Hauck	Chief Financial Officer	February 7, 2019
Timothy Hauck

/s/ Ermanno Santilli	Chief Technology Officer	February 7, 2019
Ermanno Santilli	and Director

/s/ Robert Dingess	Director (Chairman)	February 7, 2019
Robert Dingess

/s/ William Staunton	Director	February 7, 2019
William Staunton

/s/ Kevin Pollack	Director	February 7, 2019
Kevin Pollack